Exhibit (a)(4)

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
OF
THE STEELPATH MLP FUNDS TRUST

This Certificate of Amendment to Certificate of Trust of The SteelPath MLP Funds Trust (the “Trust”) is being executed for the purpose of amending the Certificate of Trust of the Trust filed with the Office of Secretary of State of the State of Delaware (the “State Office”) on December 1, 2009, pursuant to the DelawareStatutory Trust Act, 12 Del. C. §§ 3801 et seq.

The undersigned hereby certifies as follows:

1.           The name of the Trust is The SteelPath MLP Funds Trust.

2.           The name of the Trust is hereby changed to Oppenheimer SteelPath MLP Funds Trust.

3.           This Certificate of Amendment to Certificate of Trust shall become effective upon filing with the State Office.

IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Certificate of Amendment to Certificate of Trust.

TRUSTEE:

/s/  Sam Freedman______________

Name:                Sam Freedman
As Trustee and not individually